Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this "Agreement") is made and entered into as of this 10th day of May, 2012, by and between Blue Bird Corporation (the "Company") and Charles Jenkins III (the "Employee") (the "Company" and the "Employee," collectively, the "Parties," each a "Party").

WHEREAS, the Employee is employed by the Company as Vice President Purchasing; and

WHEREAS, the Parties wish to set forth the terms and conditions of any future termination of the Employee's employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Effective Date; Term. This Agreement shall be effective as of the date hereof and shall remain effective until the end of the Severance Period (the "Term").

2. Eligibility for Severance Benefits. The Employee shall receive the benefits provided for in
Section 3 herein ("Severance Benefits") provided that:

a. the Employee's employment with the Company is terminated by the Company without Cause (as defined below) a "Qualifying Termination"; and

b. the Employee has complied and continues to comply with the restrictions and obligations set forth in Section 7 herein; and

c. the Employee signs, and does not revoke, a valid general release of all claims against the Company and its parents, subsidiaries, Affiliates (as defined in Section 7(a) herein), successors and assigns, and all such entities' respective current and former directors, officers, shareholders, members, partners, employees and agents in a form reasonably acceptable to the Company (the "Release"); and

d. the Employee has not breached any of the provisions of the Release or any provisions of this Agreement, as determined by the Company.

e. the Employee has not entered into a subsequent employment relationship. It is required that the Employee advise the Company in the event during the Severance period if they have accepted and the date that they began other employment. The paid severance will terminate at this point.

For the purposes of this Agreement, "Cause" means, as determined by the Company, (i) conviction of or plea of nolo contendere to a felony by the Employee; (ii) acts of dishonesty by the Employee resulting or intending to result in personal gain or enrichment at the expense of the Company or its parents, subsidiaries or Affiliates; (iii) the Employee's material breach of any agreement between the Company and the Employee or other Company policies as may be in effect from time to time, as amended from time to time; (iv) conduct by the Employee in connection with his or her duties that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by the Employee (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its parents, subsidiaries or Affiliates; (vi) continuing failure by the Employee to adequately perform his or her duties or continuing inattention to such duties; or (vii) breach of the Employee's restrictions and obligations set forth in Section 7 herein before the Termination Date.

Exhibit 10.1

3. Severance Benefits. In the event of a Qualifying Termination in which the Employee satisfies the conditions set forth in Section 2, the Employee shall receive as of the effective date of the termination of the Employee's employment with the Company (the "Termination Date") the following Severance Benefits:

a. Continued payment of Base Salary as in effect on the Termination Date for a period of six (6) months after the Termination Date (the "Severance Period") (such continued payments, "Severance Payments"); and

b. reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") from the Termination Date until the earlier of (i) the last day of the Severance Period, or (ii) the date the Employee becomes eligible for group health benefits under a plan, policy or program of a subsequent employer, or (iii) the end of the Employee's eligibility period under COBRA; provided that the Employee is eligible for and elects such continuation coverage, and subject to the terms of the plan and applicable law. During any remaining period of continuation coverage, the Employee shall be responsible for the entire cost of such continuation coverage.

No other amounts (including, without limitation, any unpaid bonuses or amounts under any other severance plan, policy or arrangement) or benefits shall be payable or owed to the Employee upon or after the Termination Date, unless otherwise provided for under this Agreement or as otherwise may be required by law.

4. Payment of Severance Benefits. Severance Payments shall be made to the
Employee in six (6) equal monthly installments, commencing on the first day of the month following the effective date of the Release. Notwithstanding the foregoing, the Employee shall not be entitled to any Severance Benefits upon or after the Termination Date if the Employee has breached any of the covenants contained in Section 7. If the Company determines that the Employee has breached any of the provisions of the Release or any provisions of this Agreement after the Termination Date, in addition to any other remedies it may have, the Company shall not be liable to the Employee for any Severance Benefits that remain to be paid or provided to the Employee as of the date of the Company's determination that the Employee has breached any such provision. Furthermore, the Employee will immediately return to the Company any such Severance Benefits previously received under this Agreement upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any Severance Benefits that otherwise remain payable.

5. Other Compensation and Benefits. In addition to any amounts received by the
Employee pursuant to Section 3, upon termination of the Employee's employment with the Company the Employee shall also be entitled to: (i) the Employee's accrued but unpaid Base Salary to the Termination Date and any employee benefits the Employee may be entitled to pursuant to the employee benefit plans of the Company; (ii) the unpaid portion of any bonus, if any, relating to the calendar year prior to the calendar year of the Employee's termination of employment, payable on the earlier of (x) thirty days after the approval by the Board of the consolidated financial statements of the Company, and (y) the date on which the Company pays annual bonuses to other similarly situated employees of the Company; (iii) reimbursement for all appropriate business expenses incurred by the Employee in connection with his or her employment by the Company in accordance with the policies of the Company as in effect from time to time that are incurred but not yet reimbursed to the Employee through the Termination Date; and (iv) in the event of a Qualifying Termination, payment for accrued unused vacation days, payable in accordance with Company policy.

6. Tax Withholding. The Company is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due under any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

Exhibit 10.1

7. Restrictions and Obligations of the Employee.

a.	Confidentiality.

i. During the course of the Employee's employment by the Company, the Employee has had and will have access to certain trade secrets and confidential information relating to the Company, its parents and/or subsidiaries and/or the Affiliates (as defined below) of the Company, its parents and/or subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company. For purposes of this Agreement, "Affiliate" means, any entity directly or indirectly controlling, controlled by or under common control with the Company and/or its parents and/or subsidiaries, respectively. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and, marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee's employment by the Company and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or at any time thereafter, disclose any Confidential information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee's employment with the Company and for the benefit of the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Employee shall take all reasonable steps to safeguard the Confidential information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential information.

ii. All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Protected Parties' businesses, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Protected Parties, whether prepared by the Employee or otherwise coming into the Employee's possession, shall remain the exclusive property of the Protected Parties, and the Employee shall not remove any such items from the premises of the Protected Parties, except in furtherance of the Employee's duties.

iii. It is understood that while employed by the Company the Employee will promptly disclose to it, and assign to it the Employee's interest in any invention, improvement or discovery made or conceived by the Employee, either alone or

Exhibit 10.1

jointly with others, which arises out of the Employee's employment. At the Company's request and expense, the Employee will assist the Protected Parties during the period of the Employee's employment by the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

iv. As requested by the Company and at the Company's expense, from time to time and upon the termination of the Employee's employment with the Company for any reason, the Employee will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential information in the Employee's possession or within his or her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential information) irrespective of the location or form of such material. If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

b. Non-Solicitation or Hire. During the Employee's employment with the
Company and for a period of one (1) year following the Employee's termination of employment for any reason, the Employee shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (i) any party who is a customer of School Bus Holdings Inc. or any of its subsidiaries, or who was a customer of School Bus Holdings Inc. or any of its subsidiaries at any time during the twelve (12) month period immediately prior to the Termination Date, for the purpose of marketing selling or providing to any such party any services or products offered by or available from School Bus Holdings Inc. or any of its subsidiaries (provided that if the Employee intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company), (ii) any supplier to School Bus Holdings Inc. or any of its subsidiaries to terminate, reduce or alter negatively its relationship with School Bus Holdings Inc. or any of its subsidiaries or in any manner interfere with any agreement or contract between School Bus Holdings Inc. or any of its subsidiaries and such supplier or (iii) any employee of School Bus Holdings Inc. or any of its subsidiaries or any person who was an employee of School Bus Holdings Inc. or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Employee's employment terminates to terminate such employee's employment relationship with School Bus Holdings Inc. or any of its subsidiaries in order, in either case, to enter into a similar relationship with the Employee, or any other person or any entity in competition with the Business of School Bus Holdings Inc. or any of its subsidiaries.

c. Non-Competition. During the Employee's employment with the Company and for a period of one (1) year following the Employee's termination of employment for any reason, the Employee shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of School Bus Holdings Inc. or any of its subsidiaries, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his or her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by School Bus Holdings Inc. or any of its subsidiaries on the Termination Date or within twelve (12) months of the Employee's termination of employment with the Company in the geographic locations where School Bus Holdings Inc. or any of its subsidiaries, respectively engage or propose to engage in such business (the "Business"). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate,

Exhibit 10.1

advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership).

d. Non-disparagement. The Employee shall not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parents, subsidiaries and/or Affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

e. Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by him or coming into his or her possession during his or her employment by the Company are the sole property of the Company ("Company Property"). During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or its parents, subsidiaries or Affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the Business, except in furtherance of his or her duties. When the Employee's employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in his or her possession or control.

8. Remedies; Specific Performance. The Parties acknowledge and agree that the
Employee's breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Company and its parents, subsidiaries, and, as applicable, the Affiliates of the Company and its parents and subsidiaries, for which there may be no adequate remedy at law and that the Company and its parents and subsidiaries, and, as applicable, the Affiliates of the Company and its parents and subsidiaries, shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 7. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him or her for such breaches or threatened or attempted breaches.

9. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Employee acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

10. Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 7, or any part of any of them, is invalid or unenforceable (including, without limitation, because of the geographic or temporal scope of such provision), such covenant or part thereof shall apply to the maximum extent otherwise permitted at applicable law with such modifications as will be necessary to make it valid and enforceable.

11. Miscellaneous.

Exhibit 10.1

a. No Right to Employment. This Agreement does not create for the Employee any employment right. This Agreement is not a contract of employment and does not alter the employment at-will relationship. Either Party may terminate the employment relationship at any time for any reason.

b. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

c. Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder

d. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

i. If the Company, to:
Blue Bird Corporation
402 Blue Bird Boulevard
Fort Valley, GA 31030
Attention: Mike McCurdy
Telephone: (478) 822-2008
Fax: (478) 822-2427

ii. If the Employee, to the Employee's home address reflected in the Company's records.

e. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia applicable to agreements made and not to be performed entirely 'within such state, without regard to conflicts of laws principles.

f. Dispute Resolution and Venue. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Macon, Georgia, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the Parties agree to the waiver of a jury trial.

g. Assignability by the Company and the Employee. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Employee without written consent signed by the other Party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

h. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Exhibit 10.1

i. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

j. Survival Sections 7, 8, 9, 10 and 11 of this Agreement shall survive after the Term.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE

/s/ Charles Jenkins III
Charles Jenkins III

BLUE BIRD BODY COMPANY

By:	/s/ Michael McCurdy
Name: Michael McCurdy
Title: Vice-President, Human Resources